UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934

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INNOCOLL HOLDINGS
PUBLIC LIMITED COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 4, 2017, Innocoll Holdings Public Limited Company, a public limited company incorporated in Ireland (the “Company”), announced that the Company and Gurnet Point L.P. (“Gurnet Point”) had reached agreement on the terms of a recommended offer to be made by Gurnet Point (acting through its general partner, Waypoint International GP LLC) through its wholly owned subsidiary, Lough Ree Technologies Limited (“Gurnet Bidco”), for the entire issued and to be issued ordinary share capital of the Company by way of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014 and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, as amended.  The proposed acquisition by Gurnet Bidco of the Company is referred to as the “Acquisition.”

In connection with the Acquisition, the Company prepared a presentation dated April 27, 2017 to be shared with the Company’s shareholders to discuss the Acquisition. This presentation was made available by the Company to shareholders on the Company’s website at www.innocoll.com beginning on April 27, 2017.
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PRESENTATION
 Discussion of 2.5 announcement with shareholders  April #, 2017

 Agenda  1  What is the status of the XARACOLL NDA?  2  What is the recommended offer?  3  What alternative options were considered?  4  Why does the INNL Board recommend current offer?  5  What is the structure of the Scheme of Arrangements?     1    2      3    5  4

 In October 2016 Innocoll submitted its new drug application (NDA) to the FDA in respect of XARACOLLOn December 29, 2016, Innocoll announced it had received a Refusal to File Letter from the FDAUpon preliminary review, the FDA determined that the application was not sufficiently complete to permit a substantive reviewInnocoll held a meeting with the FDA on February 23, 2017 to address the matters raised in the Refusal to File LetterAs announced on March 29, 2017, Innocoll received formal FDA meeting minutes on March 27, 2017, which serve as the official record of the FDA's response to InnocollInnocoll's proposals to address matters raised in the Refusal to File Letter include conducting an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies  What is the status of the XARACOLL NDA?  1

 Innocoll believes that, if adequately financed and successful, such studies may be completed in time for a resubmission of the NDA at the end of 2017Data from these studies, along with additional manufacturing information required to address the new combination product designation and other chemistry, manufacturing and control issues, are also expected to be included in the resubmissionIf the re-submitted NDA is accepted by the FDA, and XARACOLL is ultimately approved, Innocoll believes that XARACOLL could be commercialized by the end of 2018Innocoll’s acquisition by and capital infusion from Gurnet Point, a healthcare investment fund, will provide a pathway for resubmission of an NDA for XARACOLL and, subject to successful study outcomes, potential commercialization by the end of 2018  What is the status of the XARACOLL NDA?  1

 Under the terms of the Acquisition, Innocoll Shareholders will be entitled to receive from Gurnet Bidco, a wholly owned subsidiary of Gurnet Point, for each Innocoll share:$1.75 in cash; andup to $4.90 in cash from a contingent value right (“CVR”) which represents a contractual right to receive payments upon, and subject to, the occurrence of certain CVR Payment EventsInnocoll Shareholders will therefore be entitled to receive a maximum aggregate consideration of up to $6.65 in cash per Innocoll Share from Gurnet BidcoThe Acquisition, including the maximum aggregate amount payable under the CVRs, values Innocoll’s entire issued and to be issued ordinary share capital at up to approximately $209 millionGurnet Point and Gurnet Bidco have also agreed, subject to the consent of Innocoll’s existing lender, European Investment Bank (“EIB”) and satisfaction of certain conditions, to provide a subsidiary of Innocoll with a term loan of $10 millionInnocoll loan considers the a key enabler that increases the likelihood to achieve the CVR milestones  What is the recommended offer?  2

2 What is the recommended offer?

- **Pursuant to the terms of the Acquisition, each CVR represents the right to receive the following cash payments from Gurnet Bidco, with each payment conditional upon the achievement of certain events as follows:**
  - ***First CVR Payment Event***
    - *Gurnet Bidco will pay $0.70 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following open abdominal Hernia repair*
  - ***Second CVR Payment Event***
    - *Gurnet Bidco will pay an additional $1.33 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Soft Tissue repair (and not limited to Hernia repair)*
  - ***Third CVR Payment Event***
    - *$1.00 in cash per CVR if, on or before December 31, 2019, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair; or, if not,*
    - *$0.60 in cash per CVR if, after December 31, 2019 but on or before June 30, 2020, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair*
  - ***Fourth CVR Payment Event***
    - *$1.87 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019; or, if not,*
    - *$1.00 in cash per CVR if worldwide Net Sales of XARACOLL exceed $60 million in any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020*

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innocoll

Innocoll’s financial modelling shows that in order to finance its operations through 2019, it would need to raise a significant amount of capital (in excess of $100 million) through equity, debt financings, and U.S. licensing agreementsInnocoll believes there are three alternatives to continue in operation:“Go-it-alone”, by raising equity and / or debt to fund the businessThe Innocoll Directors believe this option would likely result in significant dilution of existing shareholder positions (or a burdensome requirement on Innocoll Shareholders to make significant further equity investment in Innocoll) and could present difficulties in executionU.S. licensing deal for its main assetThis would have the potential to fund Innocoll’s capital requirements if an interested party could be found; however, after engaging in an extensive search, to date Innocoll has not been able to engage such a partnerSale to a strategic or financial bidderThis would provide immediate value to shareholders and provide a path for Innocoll to continue its operations and the development of XARACOLL  What options were considered?  3

 Equity RaiseAfter the RTF letter, Innocoll Shares have been trading for less than $1.00 per share, with a resulting market capitalization of less than $30 million, the Innocoll Directors believe that Innocoll faces significant obstacles in raising equityAn equity raise of in excess of $100 million represents a multiple of Innocoll’s unaffected market capitalization and would likely result in significant dilution of existing shareholder positionsDebt FinancingInnocoll engaged Piper Jaffray as financial adviser on a potential debt financing in April 2016 and approached multiple lenders over the following months through to December 2016A debt financing transaction was not executed, with lenders citing the early stage of Innocoll and Innocoll's pre-existing debtInnocoll has an existing debt facility in place in the principal amount of €25 million from EIB. Any additional debt financing would require the consent of EIB or the prior repayment of the EIB facilityOut-Licensing PartnerInnocoll has also held discussions with a number of strategic partners regarding a U.S. out-licencing transaction for XARACOLL. To date Innocoll has not been able to engage such a partner  What options were considered?  3

 Innocoll Directors believe a sale of Innocoll is the best path forward to realize value for Innocoll Shareholders based on:Potential challenges of raising the required amount of capital through equity financings; andGiven Innocoll’s current valuation and the significant dilution to current Innocoll Shareholders that would result from such equity financings if such a capital raise were successful;, andHaving regard also to the difficulties encountered by Innocoll in seeking to explore debt funding and strategic partnership/licensing opportunities In their consideration of whether or not to recommend the proposed offer, the Innocoll Directors have taken into account the following factors:The premium to the current share price represented by the $1.75 Cash Consideration, together with the potential opportunity for Innocoll Shareholders to realize further value in the form of the CVR Consideration (if some or all of the CVR Payment Events occur); andElimination of the need for current Innocoll Shareholders to invest any additional capital into Innocoll in order to benefit from potential future value creation  Why does the INNL Board recommend current offer?  4

 What is the timeframe of the Scheme of Arrangements?  5  August  April  May  June  July  - Proxy SEC Filing- Engaged transfer agents (Okapi, Continental, Capital)  19  - Share registered by irrevocable/INNL supporters- SEC confirmation (yes/no) review  28  - Panel/1st court hearing approval- Board approves mailing of the Proxy  5  - EGM in Dublin- 2nd court hearing- Engaged transfer agents (Okapi, Continental, Capital)  5  - Final court hearing- Closing  19  - Latest Day for Payment consideration  10  SEC Short reviewClosing by Jul 10, +~30 days  SEC Long reviewClosing byAug 10, +~60 days  DRAFT

 BACKUP

 The Cash Consideration of $1.75 per Innocoll Share represents a premium of:approximately 120 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);approximately 37 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of the Rule 2.5 Announcement); andapproximately 28 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period)The maximum aggregate Consideration payable in respect of the Acquisition, including the maximum aggregate amount payable under the CVRs, of $6.65 per Innocoll Share, represents a premium of:approximately 734 percent to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);approximately 420 percent to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of the Rule 2.5 Announcement); andapproximately 386 percent to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period)  Multiples on the offer to the share price  4

 In addition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favor of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) from:Innocoll Senior Management in respect of 38,014 Innocoll Shares, representing approximately 0.1 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement);The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC in respect of 3,365,978 Innocoll Shares, representing approximately 11.2 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement);Sofinnova Venture Partners VIII, L.P. in respect of 2,103,173 Innocoll Shares, representing approximately 7.0 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of this Announcement);Cam Investment Cayman Holdings LP in respect of 4,085,469 Innocoll Shares, representing approximately 13.6 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement); andSchmidt Parties in respect of 2,067,674 Innocoll Shares representing (in aggregate) approximately 6.9 percent of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement)  Investor irrevokables  4

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this document are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or the Company and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or the Company and discussions of Gurnet Point’s, Gurnet Bidco’s or the Company’s business plans. All forward-looking statements in this document made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this document and all forward-looking statements in this document made by the Company are based upon information known to the Company on the date of this document. Except as expressly required by law, Gurnet Point, Gurnet Bidco and the Company disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or the Company undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although none of Gurnet Point, Gurnet Bidco or the Company undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that any of Gurnet Point, Gurnet Bidco or the Company may make directly to you or through reports that any of Gurnet Point, Gurnet Bidco or the Company, in the future, may file with the SEC. Unless otherwise indicated, the information in this document is as of April 27, 2017.

It is not reasonably possible to itemize all of the many factors and specific events that could cause the forward-looking statements in this document to be incorrect or could otherwise have a material effect on the future operations or results of the Company. Further information on the primary risks of the business and the risk management of the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

Important Additional Information to be Filed with the SEC

The Company, Gurnet and Gurnet Bidco are parties to a Transaction Agreement, dated April 4, 2017 (the “Transaction Agreement”). In connection with the Acquisition, on April 21, 2017, the Company filed with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement”). The Company may also file other documents with the SEC regarding the Acquisition and will mail or otherwise provide to the Company’s securityholders the definitive proxy statement (which will also constitute the Scheme Document) regarding the Acquisition when available. SECURITYHOLDERS ARE URGED TO READ THE FINAL PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AS WELL, AS ANY AMENDMENTS OR SUPPLEMENTS, THERETO CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION AND RELATED MATTERS. Security holders may obtain free copies of the Preliminary Proxy Statement and will be able to obtain free copies of the definitive proxy statement (including the Scheme Document) (when available) and other documents filed by the Company with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Preliminary Proxy Statement and the definitive proxy statement (including the Scheme Document) (when available) as well as other documents filed by the Company at www.innocoll.com.
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Participants in the Solicitation

The Company, Gurnet Point and Gurnet Bidco and certain of their respective directors and executive officers and employees and its directors, officers and employees may be considered participants in the solicitation of proxies from the Company shareholders in respect of the transactions contemplated by this document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, is contained in the Company’s Form 10-K/A for the fiscal year ended December 31, 2016 and the Preliminary Proxy Statement, which were filed with the SEC.

Statements Required by the Irish Takeover Rules

The Company’s Directors accept responsibility for the information contained in this document, other than: (i) information relating to Gurnet Point, Gurnet Bidco, Gurnet Point Capital, the Gurnet Point Group, and the directors of Gurnet Bidco and the managers of Waypoint International (in its capacity as general partner of Gurnet Point) and the members of their immediate families, related trusts and persons connected with them (except for statements made by the Company in respect of any of the foregoing, for which the Company Directors accept responsibility); and (ii) statements made by Gurnet Point or Gurnet Bidco in respect of the Company. To the best of the knowledge and belief of the Company’s Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Piper Jaffray & Co., which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for the Company and for no one else in connection with the Acquisition and the other matters referred to in this document, and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this document.

This document is not intended to, and does not, constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document does not constitute a prospectus or an equivalent document.

Rule 8 Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of the Company, all ‘dealings’ in any ‘relevant securities’ of the Company (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 p.m. (New York time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.
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Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of the Company by Gurnet Point or Gurnet Bidco or by any party acting in concert with any of them, must also be disclosed by no later than 11:59 a.m.(New York time) on the ‘business day’ following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Rounding Adjustments

Certain figures included in this document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No Profit Forecast / Asset Valuation

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings, earnings per share, losses or losses per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Innocoll as appropriate. No statement in this document constitutes an asset valuation.

General

Certain capitalized words used in this document and not defined have the meaning given to such words in the Rule 2.5 announcement. The bases and sources set out in the Rule 2.5 announcement have been used in this document, unless otherwise stated or the context otherwise requires.

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